Exhibit 21
Subsidiaries of the Company
Digi International GmbH
Digi International (HK) Ltd.
Digi International Kabushikikaisha
Digi International Limited
Digi International SARL
FS Forth-Systeme GmbH
ITK International, Inc.
MaxStream, Inc.
NetSilicon, Inc.
Rabbit Semiconductor Inc.
Sistemas Embebidos S.A.